Exhibit 10.12

ENGILITY HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

THIS CHANGE IN CONTROL SEVERANCE PLAN, adopted on July 17, 2012 (the “Effective Date”) by ENGILITY HOLDINGS, INC., a Delaware corporation, has been established to provide for the payment of severance benefits to Employees (as defined below).

Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Actual Bonus” means any Bonus actually paid or payable to an Eligible Employee (excluding any reduction in amount resulting from an adverse change to the assumptions (including the Employee’s Target Bonus) or calculation methodology for determining the amount of such Bonus made on or after a Change in Control).

(b) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(c) “Annual Compensation” means the sum of (x) the greater of the Eligible Employee’s Base Salary in effect (A) immediately prior to the date of the Change in Control or (B) immediately prior to the date of termination of the Eligible Employee (or, if the termination is for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 15 of this Plan), and (y) the Eligible Employee’s Average Bonus.

(d) “Anticipatory Termination” means a termination of an Employee made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control.

(e) “Average Bonus” means the average of all Bonuses paid or payable to an Eligible Employee in respect of the three Fiscal Years ended prior to the Fiscal Year in which the employment of the Eligible Employee is terminated (or, if the Eligible Employee was not an Employee during each of such Fiscal Years, such lesser number of Fiscal Years during which the Eligible Employee was an Employee); provided that for purposes of calculating “Average Bonus”:

(i) any pro-rated Bonus awarded to the Eligible Employee for a Fiscal Year in which the Employee was employed for less than the full Fiscal Year shall be annualized;

(ii) if the Bonus for the last of the three Fiscal Years utilized in this calculation (A) (x) has not been paid because the Employee was terminated prior to the scheduled date for payment of such Bonus and (y) is not determinable by way of a formula or calculation applied on a basis consistent with past practice or (B) has been paid based on an adverse change to the assumptions (including the Employee’s Target Bonus) or calculation methodology for determining the amount of such Bonus made on or after a Change in Control, then the Bonus for such year shall be disregarded and the calculation shall be made as if the Employee was not an Employee during such Fiscal Year;

(iii) if the Eligible Employee was promoted to a more senior position in connection with the spin-off of the Company on July 17, 2012, then the term “Average Bonus” shall be calculated as if the Employee was not an Employee during any Fiscal Year prior to 2012; and

(iv) if the Eligible Employee was not an employee in a position eligible for a Bonus during any of the three previous Fiscal Years then the term “Average Bonus” shall mean the Eligible Employee’s Target Bonus.

(f) “Base Salary” means an Employee’s annual rate of base salary in effect on the date in question, determined on a “gross wages” basis (i.e. prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(g) “Board” means the board of directors of the Company.

(h) “Bonus Fraction” means, with respect to any Eligible Employee, a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Eligible Employee’s Employer in the Fiscal Year in which the Eligible Employer’s termination occurs and the denominator of which shall equal 365.

(i) “Bonus” means the amount payable to an Employee under the Employer’s applicable annual cash incentive bonus plan with respect to a Fiscal Year.

(j) “Business Unit President” means any President of a business unit of the Company or any of its wholly-owned subsidiaries who is also a CEO Direct Report.

(k) “Cause” means an Employee’s:

(1) intentional failure to perform reasonably assigned duties, which failure Employee does not cure within fifteen days of the Company providing written notice of such failure;

(2) personal dishonesty or willful misconduct in the performance of duties;

(3) breach of fiduciary duties to the Company involving personal profit;

(4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or

(5) (a) any act by an Employee involving fraud, (b) any breach by an Employee of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or (c) any willful or grossly negligent act by the Employee resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (a), (b) and (c) above, the Board determines in its sole and absolute discretion materially adversely affects the Company or the Employee’s ability to perform his or her duties to the Company.

For purposes of this definition, an act, or failure to act, on an Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

(l) “CEO Direct Report” means any employee of the Company or any of its wholly-owned subsidiaries who reports directly to the Chief Executive Officer of the Company.

(m) “CEO Indirect Report” means any employee of the Company or any of its wholly-owned subsidiaries who reports directly to a CEO Direct Report.

(n) “Change in Control” means:

(1) the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the Company’s then outstanding voting securities, other than by any employee benefit plan maintained by the Company;

(2) the sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole; or

(3) the election, including the filling of vacancies, during any period of 24 months or less, of 50% or more of the members of the Board, without the approval of Continuing Directors, as constituted at the beginning of such period.

(o) For purposes of this definition, “Continuing Directors” shall mean, with respect to any date, any director of the Company who either (i) is a member of the Board on July 18, 2012, or (ii) is subsequently nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

(p) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(q) “Chief Financial Officer” means the Chief Financial Officer of the Company who is also a CEO Direct Report.

(r) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(s) “Code” means the Internal Revenue Code of 1986, as amended.

(t) “Committee” means the committee designated pursuant to Section 6 to administer this Plan.

(u) “Company” means Engility Holdings, Inc., a Delaware corporation and, after a Change in Control, any successor or successors thereto.

(v) “Disability” means an Employee, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a subsidiary in which the Employee is eligible to participate.

(w) “Eligible Employee” means an Employee whose employment with Employee’s Employer (i) is terminated by the Employer for any reason other than Cause, Disability or death (A) as an Anticipatory Termination, but only (x) if an anticipated Change in Control actually occurs during the period in which this Plan is effective and (y) to the extent such Change in Control also constitutes a change in ownership or effective control, or in the ownership of a substantial portion of the assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code or (B) during the two-year period beginning on the effective date of a Change in Control, or (ii) terminates during the two-year period beginning on the effective date of a Change in Control on account of such Employee’s resignation for Good Reason within six months from the date the Employee first becomes actually aware of the existence of Good Reason.

(x) “Employee” means any CEO Direct Report or CEO Indirect Report.

(y) “Employer” means, with respect to any Employee, the legal entity that employed such Employee prior to any termination of employment contemplated hereunder.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa) “Executive” means a person qualifying as any of following immediately prior to the date of a Change in Control: (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) any Senior Vice President, (iv) any Business Unit President and (v) any Vice President, as defined in this Plan.

(bb) “Fiscal Year” means any given fiscal year of the Company.

(cc) “Good Reason” means any of the following actions on or after a Change in Control, without Employee’s express prior written approval, other than due to Employee’s Disability or death:

(1) (A) any reduction in Base Salary or annual or long-term incentive opportunity (including Target Bonus, if applicable) or (B) any adverse change to the calculation methodology for determining Bonuses or long-term incentives which is reasonably likely to have an adverse impact on the amounts the Eligible Employee has the potential to earn under such programs (which for the avoidance of doubt shall not be deemed to have occurred if an acquiror fails to continue or provide any equity-based incentive plan);

(2) any failure by acquiror to continue to provide employee benefits that are substantially similar in the aggregate to those afforded to the Employee immediately prior to the Change in Control; for this purpose employee benefits shall mean retirement, fringe and welfare benefits;

(3) any material adverse change in Employee’s duties or responsibilities;

(4) any relocation of Employee’s principal place of business of 50 miles or more, provided that such relocation also increases Employee’s commute by at least 25 miles; or

(5) any failure to pay Employee’s Base Salary and other amounts earned by Employee within ten (10) days after the date such compensation is due;

(6) the failure of any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company in connection with any Change in Control, by agreement in writing in form and substance reasonably satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform all obligations under this Plan.

(dd) “Plan” means the Engility Holdings, Inc. Change in Control Severance Plan, as in effect from time to time.

(ee) “Plan Year” means the calendar year.

(ff) “Release” means a release to be signed by an Eligible Employee in such form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and such other related parties and entities as the Company reasonably chooses to include in the release except for claims and actions for benefits provided under (or contemplated by) the terms of this Plan (which Release is not revoked by the Eligible Employee).

(gg) “Senior Vice President” means any Senior Vice President of the Company or any of its wholly-owned subsidiaries who is also a CEO Direct Report.

(hh) “Severance Multiple” means, with respect to any Eligible Employee, the highest of the following multiples applicable to such person:

(1) the multiple of three (3), for each of the Chief Executive Officer and the Chief Financial Officer;

(2) the multiple of two and one-half (2.5), for each Senior Vice President or Business Unit President;

(3) the multiple of two (2), for each Vice President of the Company who is a CEO Direct Report; and

(4) the multiple of one and one-half (1.5), for each Vice President who is a CEO Indirect Report.

(ii) “Target Bonus” means the greater of (1) an Employee’s target Bonus in effect immediately prior to the date of the Change in Control or (2) an Employee’s target Bonus in effect immediately prior to the date on which the Eligible Employee is terminated (or, if the termination is for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 15).

(jj) “Vice President” means any Vice President of the Company or any of its wholly-owned subsidiaries who is either a CEO Direct Report or a CEO Indirect Report.

Section 2. Severance Benefits. Each Eligible Employee who executes a Release in the manner prescribed by the Company within 45 days following such Eligible Employee’s date of termination and additionally, for each Executive other than a CEO Indirect Report, who agrees at such time to be subject to the restrictive covenants set forth on Exhibit A shall be entitled to the following:

(a) Severance Pay.

(1) Each such Eligible Employee who is an Executive shall be entitled to receive severance pay from his or her Employer in a lump sum amount equal to the sum of:

(i) the Eligible Employee’s Severance Multiple, multiplied by the Eligible Employee’s Annual Compensation; and

(ii) either: (a) if determinable on the date of termination (i.e., by way of a formula or calculation applied on a basis consistent with past practice), the Actual Bonus for the Eligible Employee’s actual period of service during the year of termination, or (b) the Average Bonus multiplied by the Bonus Fraction.

(2) Each such Eligible Employee who is not an Executive shall be entitled to receive severance pay from his or her Employer in a lump sum amount equal to the sum of:

(i) either: (a) if determinable on the date of termination (i.e., by way of a formula or calculation applied on a basis consistent with past practice), the Actual Bonus for the Eligible Employee’s actual period of service during the year of termination, or (b) the Average Bonus multiplied by the Bonus Fraction; plus

(ii) four (4) weeks of the Eligible Employee’s Annual Compensation; plus

(iii) two (2) or three (3) weeks (as determined by the Chief Executive Officer of the Company on or prior to the date of the Change in Control) of the Eligible Employee’s Annual Compensation for each completed year of service by the Eligible Employee with the Company, its Affiliates and any of their respective predecessor entities; provided, however, that the sum of the amounts determined under clauses (ii) and (iii) above shall be limited to the amount of the Eligible Employee’s Annual Compensation (i.e., 52 weeks of the Eligible Employee’s Annual Compensation).

(b) Medical, Dental and Life Insurance Benefit Continuation.

(1) For each Eligible Employee who is an Executive, for a period of years (or fractions thereof) equal to the Severance Multiple following the Eligible Employee’s termination of employment (the “Executive Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (x) medical and dental insurance coverages at the same benefit levels as provided to the Eligible Employee immediately prior to the Change in Control, for which the Company will (A) reimburse the Eligible Employee during the first 18 months of the Executive Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Employee during the Executive Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits in excess of the cost the Eligible Employee paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment and (B) provide such coverage for any remaining portion of the Executive Welfare Continuation Period at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company (or, if it is not possible, or is cost-prohibitive for the Company to provide such coverage for such remaining portion, the Company will pay the Eligible Employee a cash lump sum payment equal to the premiums the Company would have paid if the Eligible Employee had remained an active employer, subject to Section 4 hereof), provided, however, that if, during the Executive Welfare Continuation Period, the Eligible Employee becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Employee becomes enrolled); and (y) life insurance coverage at the same benefit level as provided to the Eligible Employee immediately prior to the Change in Control and at the same cost to the Eligible

Employee as is generally provided to similarly situated active employees of the Company (or if such coverage is no longer provided by the Company, then at the Employee’s cost immediately prior to the Change in Control).

(2) For each Eligible Employee who is not an Executive, for a period not to exceed the number of weeks of Annual Compensation payable to the Eligible Employee pursuant to Section 2(a)(2) above, (the “Employee Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (x) medical and dental insurance coverages at the same benefit levels as provided to the Eligible Employee immediately prior to the Change in Control, for which the Company will reimburse the Eligible Employee during the first 52 weeks of the Employee Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Employee during the Employee Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits in excess of the cost the Eligible Employee paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment, provided, however, that if, during the Employee Welfare Continuation Period, the Eligible Employee becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Employee becomes enrolled); and (y) life insurance coverage at the same benefit level as provided to the Eligible Employee immediately prior to the Change in Control and at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company (or if such coverage is no longer provided by the Company, then at the Employee’s cost immediately prior to the Change in Control).

(c) Outplacement. Such Eligible Employee shall receive reasonable outplacement services to be provided by a provider selected by such Eligible Employee, the cost of which shall be borne by the Company.

(d) Accrued Benefits. Such Eligible Employee shall be entitled to receive any unpaid Base Salary through the date of such Eligible Employee’s termination, any Bonus earned but unpaid as of the date of such Eligible Employee’s termination for any previously completed Fiscal Year (which, if not determinable by way of a formula or calculation applied on a basis consistent with past practice, shall be an amount equal to the Eligible Employee’s Average Bonus), and all compensation previously deferred by such Eligible Employee but not yet paid as well as all accrued interest thereon. In addition, such Eligible Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination. Such Eligible Employee shall also be able to receive and enjoy such other benefits, if any, to which such Eligible Employee may be entitled pursuant to the terms and conditions of (1) the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 12(a) of this Plan, and (2) the indemnification and D&O insurance plans, policies or programs of the Company.

Section 3. Form and Time of Payment. The cash severance pay benefits payable to an Eligible Employee under Section 2 above shall be paid to such Eligible Employee in a single lump sum less applicable withholdings under Section 4 of this Plan within 75 days after the Eligible Employee’s date of termination, except with respect to any additional bonus amount payable after such time period to the extent required pursuant to Section 2(d) above and except as provided pursuant to Sections 4 and 5 of this Plan; provided, however, that the Company shall not be required to pay or continue to pay the cash severance pay benefits in the event such Eligible Employee does not sign a Release or such Eligible Employee revokes the Release during the time to revoke, if any; and provided, further, that if the designated period for executing such a Release spans two calendar years, the cash severance pay benefits payable under Section 2 above shall be paid to such Eligible Employee in the second calendar year.

Section 4. Tax Withholding and Section 409A. Each Employer shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Eligible Employee. Notwithstanding any other provision of this Plan or certain compensation and benefit plans of the Employer, any payments or benefits due under this Plan or such Employer compensation and benefit plans upon or in connection with a termination of an Eligible Employee’s employment shall be paid, and this Plan shall be interpreted, in a manner that shall ensure that any such payments or benefits shall not be subject to any tax or interest under Section 409A of the Code (including, for the avoidance of doubt, by requiring that the payment of any severance due under Section 2 of this Plan to an Employee who is a “specified employee” within the meaning of the Section 409A of the Code be deferred until the date that is six months following such termination of the Employee’s employment, to the extent such delay is required to comply with Section 409A of the Code). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to an Employee under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to such Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). To the extent necessary to comply with Section 409A, in the event a transaction or series of transactions is a Change in Control under this Plan but is not also a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, the benefits set forth in Section 2 shall be paid at such time and in such form as required by Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to any Eligible Employee to the extent that any payment or benefit hereunder is determined to be subject to any tax or interest under Section 409A of the Code.

Section 5. Limitation of Certain Payments.

(a) In the event the Company determines, based upon the advice of the independent public accountants for the Company, that part or all of the consideration,

compensation or benefits to be paid to an Employee under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Company determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company), that without such reduction Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Employee would be entitled to retain upon his receipt of the Reduced Amount.

(b) If the determination made pursuant to clause (a) of this Section 5 results in a reduction of the payments that would otherwise be paid to Employee except for the application of clause (a) of this Section 5, the reduction shall be made in the following order: (a) first, any stock options whose exercise price is less than the fair market value of the Company’s stock in a transaction subject to Section 280G of the Code shall be cancelled, and (b) second, cash payments set forth in Section 2(a) shall be reduced, each to the minimum extent as required by the operation of this Section 5, and such reductions shall be made otherwise in a manner consistent with the requirements of Section 409A of the Code. Determinations hereunder shall take into account the exclusion for reasonable compensation for services to be rendered (including agreements not to render services) after a change in control in accordance with Section 280G of the Code.

(c) As a result of potential uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 5 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 5 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Employee to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Section 6. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board or, following a Change in Control, such other successor body as is designated by the acquiror in the Change in Control transaction (the “Committee”). Subject to the provisions of Section 7 of this Plan, the Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 7. Dispute Resolution. Any dispute hereunder or with regard to any document or agreement referred to herein shall be resolved by arbitration before the American Arbitration Association in New York City, New York. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction.

Section 8. Applicable Law. This Plan shall be governed and construed in accordance with applicable federal law; provided, however, that wherever such law does not otherwise preempt state law, the laws of the State of New York shall govern.

Section 9. Legal Fees. All reasonable legal fees and expenses incurred by an Eligible Employee in connection with any non-frivolous claim made pursuant to this Plan shall be borne by the Company.

Section 10. Plan Amendment and Termination. Prior to the occurrence of a Change in Control, each of the Board and the Committee shall have the right and power at any time, and from time to time, subject to thirty (30) days advance written notice to all Employees (which notice requirement may be satisfied by a public filing with the SEC on Form 8-K or otherwise), to amend or terminate this Plan, in whole or in part; provided, that no such amendment or termination shall be effective if made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control. After the occurrence of a Change in Control and during the two-year period beginning on the effective date of the Change in Control, this Plan may not be amended in a manner that would materially, adversely affect Employees’ rights under the Plan or terminated without the consent of a majority of the Employees who are employed by an Employer at the time of the proposed amendment or termination or who are Eligible Employees receiving severance benefits pursuant to Section 2 of this Plan at such time. Any action to amend or terminate this Plan on or after the date on which a Change in Control occurs, without the foregoing consent, shall not be effective prior to the end of the two-year period beginning on the effective date of the Change in Control.

Section 11. Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee. Any payment which becomes due under this Plan to an Eligible Employee shall be made by his or her Employer out of its general assets, and the right of any Eligible Employee to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 12. Entire Agreement; Offset; No Interference.

(a) This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a termination of employment in connection with or following a Change in Control; provided, that in no event shall payments or benefits provided pursuant to any other severance agreement or policy entitle Employee to a duplication of payments and benefits pursuant to this Plan and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to Employee under any other severance arrangement with the Company.

(b) Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Employee’s compensation or other benefits or terminate Employee’s employment, with or without Cause. Any rights that Employee shall have in that regard shall be as set forth in any applicable employment agreement between Employee and the Company.

Section 13. Anticipatory Changes. Notwithstanding any provision in this Agreement to the contrary, no Employee shall suffer any reduction in the level of protections or benefits that would otherwise be enjoyed by the Employee hereunder as a result of any adverse change (including without limitation any such change in Base Salary; Target Bonus; assumptions or calculation methodology used for determining Actual Bonus; insurance coverages; or rank or status as an Executive or Employee), made in connection with or in anticipation of a Change in Control at the request of, or upon the initiative of, the acquiror in the Change in Control transaction or otherwise in connection with or anticipation of the Change in Control (each, an “Anticipatory Change”). In the event of any such Anticipatory Change, the provisions of this Agreement shall be applied, and any amounts under this Agreement shall be calculated, as if such Anticipatory Change had not occurred.

Section 14. Spendthrift Provision. No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 15. Notice. Notice of termination for Cause or for Good Reason shall be given in accordance with this Section, and shall indicate the specific termination provision under the Plan relied upon, the relevant facts and circumstances and the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Employee may have furnished to the other in writing in accordance herewith.

If to the Company:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

If to Employee:

To the most recent address of Employee set forth in the personnel records of the Company.

Section 16. Effectiveness. This Plan shall be effective as of the Effective Date and reflects those amendments made as of December 27, 2012. The Plan shall remain in effect until terminated pursuant to Section 10 of this Plan.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit A

CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS

I. While employed by the Company, and at any time thereafter, no Eligible Employee shall, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Eligible Employee shall give reasonable notice under the circumstances to the Company that he or she has been notified that he or she will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and the Eligible Employee shall cooperate with the Company to the extent that it reasonably requests him or her to do so. For purposes of this paragraph I, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Eligible Employee’s breach of the terms hereof).

II. In consideration of the Company’s obligations under the Plan to which this Exhibit A is attached, each Eligible Employee agrees that for a period of twelve (12) months after termination of employment with his or her Employer, without the prior written consent of the Board, and which period may be extended, at the Eligible Employee’s discretion, up to a period of time commensurate with the Eligible Employee’s Severance Multiple as defined in the Plan, (A) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (i) entity which is in Competition with the business of the Company or its subsidiaries or (ii) Competitive Activity and (B) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation. For purposes of this paragraph II: (a) an entity shall be deemed to be in “Competition” with the Company or its subsidiaries if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its subsidiaries as a part of the business of the Company or its subsidiaries within the same geographic area in which the Company effects such sales or dealings or renders such services at the Relevant Date; and (b) “Competitive Activity” shall mean any business into which the Company or any of its subsidiaries has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Company or its subsidiaries if such steps had been completed prior to the Relevant Date; and (c) the term “Relevant Date” shall mean the effective date of termination of Employee’s employment with his or her Employer.

A-1

III. Notwithstanding anything contained in this Exhibit A, nothing herein shall (i) prohibit any Eligible Employee from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with the Company or its subsidiaries or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its subsidiaries, so long as the Eligible Employee does not engage in any activity which is in Competition with any business of the Company or its subsidiaries or is otherwise a Competitive Activity or (ii) be construed so as to preclude the Eligible Employee from investing in any publicly or privately held company, provided the Eligible Employee’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

IV. In the event the Company determines that an Eligible Employee has breached the covenants contained in this Exhibit A, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Plan and/or obtain an injunction against the Eligible Employee from any court having jurisdiction over the matter restraining any further violation of this Exhibit A by the Eligible Employee. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

A-2